UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2014

UBIQUITY, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-179738	99-0371375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9801 Research Drive, Irvine CA 92618
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 489-7600

Ubiquity Broadcasting Corp.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 18, 2014, Ubiquity, Inc. (the “Company” or “Ubiquity”) entered into a letter of intent (“LOI”) with American Tec Company Limited (“AMTEC”) to advance the development and distribution of Ubiquity’s Sprocket software and data analytics in Asia. The revenue expectations, which will be further defined in the master agreement, are to generate a minimum of $150,000,000 in contracts/licenses within twelve months of the completed software being launched into the local marketplace.

According to the terms of the LOI, AMTEC will assist the Company with the distribution of Sprocket throughout China, Hong Kong, South East Asia, Vietnam and India. AMTEC will further assist in the distribution structure of Sprocket and will identify key buyers that include major technology companies currently operating in the mobile technology space. Ubiquity will develop and deliver a Sprocket model to AMTEC that will be used to present to potential buyers of Ubiquity’s proprietary mobile solution. Ubiquity will provide all development support of Sprocket and will help AMTEC establish Sprocket throughout Asia. The parties intend to proceed to execute definitive documents for this transaction, but there can be no assurance that such agreements will be agreed upon by the parties and that the transaction will be finalized.

Item 8.01      Other Events.

On August 12, 2014, the Company issued a press release regarding the LOI with AMTEC.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Letter of Intent, by and between the Company and AMTEC, dated July 18, 2014.

99.1	Press Release, dated August 12, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2014	UBIQUITY, INC.

	By:	/s/ Christopher Carmichael
Christopher Carmichael Chief Executive Officer